FIFTH AMENDMENT

TO THE ARTICLES OF INCORPORATION OF NET TALK.COM, INC.

The undersigned, President of NET TALK.COM, INC., a corporation organized and existing under the laws of the State of Florida (the "Corporation"), does hereby certify that:

1.           The name of the Corporation is NET TALK.COM, INC.

2.           Pursuant to the authority contained in Article IV of the Articles of Incorporation of the Corporation, as amended, and in accordance with the provisions of  Section 607.0602 of the Business Corporation Act of the State of Florida (the “BCA”), the Board of Directors of the Corporation duly adopted the following Resolution on June 22, 2011 amending and restating the preferences, privileges and restrictions of the series of Class A Preferred Stock designated as “'Series A Convertible Preferred Stock”:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation, as amended, of the Corporation, the Board hereby provides for the issue of a series of Preferred Stock, par value $.001 per share, to be designated Series A Convertible Preferred Stock of the Corporation (the “Series A Preferred Stock”), consisting of Five Hundred (500) shares, and hereby fixes such designation and number of shares, and the powers, preferences and relative, participating, optional or other rights. and the qualifications, limitations and restrictions thereof as set forth below, and that the officers of the Corporation, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Florida a Certificate of Designation, Preferences, and Rights of the Series A Convertible Preferred Stock (the “Certificate”), as such officer or officers shall deem necessary or advisable to carry out the purposes of this Resolution.

The preferences, privileges and restrictions granted to or imposed upon the Corporation’s Series A Preferred Stock, or the holders thereof, are as follows:

1.
Designation.  This series shall be designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), to consist of Five Hundred (500) shares, par value $.001 per share, with a mandatory redemption date of July 1, 2013 (the “Maturity Date”).

2.
Rank.  The Series A Preferred Stock shall rank (i) prior to the Corporation’s common stock, par value $.001 per share (the “Common Stock”); (ii) prior to any class or series of capital stock of the Corporation hereafter created that does not, by its terms, rank senior to or pari passu with the Series A Preferred Stock (each security described in (i) through (ii), a “Junior Security” and collectively, the “Junior Securities”); (iii) pari passu with any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks on parity with the Series A Preferred Stock (the “Pari Passu Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks senior to the Series A Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary and payment of dividends on shares of equity securities.  For purposes of this Certificate of Designation, “Issuance Date” means, with respect to any share of the Corporation’s capital stock, the date such share was originally issued by the Corporation.  The Issuance Date shall be deemed to be the date on which the Corporation initially issues a share regardless of the number of transfers of such share recorded on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

3.	Stated Value. The stated value of the Series A Preferred Stock shall be Ten Thousand Dollars ($10,000) per share (the “Stated Value”).

4.	Cumulative Preferred Dividends.

4.1
Before any dividends shall be paid or set aside for payment on any Junior Security of the Corporation, each holder of the Series A Preferred Stock (each a “Holder” and collectively, the “Holders”) shall be entitled to receive cash dividends payable on the Stated Value of the Series A Preferred Stock at a rate of 12% per annum, which shall be cumulative, accrue daily from the Issuance Date and be due and payable on the last day of each calendar quarter of each year (each a “Dividend Date”). Such dividends shall accrue whether or not declared.  If a Dividend Date is not a business day, then the dividend shall be due and payable on the business day immediately following such Dividend Date.

4.2
Dividends shall be payable to holders of record, as they appear on the stock books of the Corporation on such record dates as may be declared by the Board of Directors, not more than sixty (60) days, nor less than ten (10) days preceding the payment dates of such dividends.  If the dividend on the Series A Preferred Stock shall not have been paid or set apart in full for the Series A Preferred Stock when payable, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for, or any other distributions paid made on, or any payments made on account of the purchase, redemption or retirement of, the Common Stock or any other Junior Security.  When dividends are not paid in full upon the shares or fractions of a share of Series A Preferred Stock and any other Pari Passu Security, all dividends declared upon this series and any other Pari Passu Security shall be declared, pro rata, so that the amount of dividends declared per share or fraction of a share on this Series A Preferred Stock and such other Pari Passu Security shall in all cases bear to each other the same rates that accrued dividends per share on the shares of Series A Preferred Stock and such other Pari Passu Security bear to each other.

5.
Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (each of which is hereinafter referred to as a “Liquidation Event”), and before any distribution shall be made to the holders of any shares of any Junior Security of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share equal to the Stated Value of the Series A Preferred Stock plus the aggregate amount of accumulated but unpaid dividends on each share of Series A Preferred Stock.  If, upon a Liquidation Event, the assets of the Corporation, or proceeds thereof, to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment in full to such Holders of the aggregate amount that they are entitled to be paid by their terms, then the entire assets, or proceeds thereof, available to be distributed to the corporation’s stockholders shall be distributed to the holders of the Series A Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. Prior to the Liquidation Event, the corporation shall declare for payment all accrued and unpaid dividends with respect to the Series A Preferred Stock but only to the extent of funds of the Corporation legally available for the payment of dividends.  For the purpose of this Section 5, a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease of all or substantially all of its assets, shall not constitute or be deemed a Liquidation Event.

6.	Voting Rights.

6.1
Except as otherwise required by law, the Holders of shares of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the shareholders of the Corporation and shall have such number of votes equal to the number of shares of Common Stock into which such Holders’ shares of Series A Preferred Stock are convertible pursuant to the provisions hereof and subject to the limitations on conversion contained herein, at the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law, the holders of shares of Series A Preferred Stock and Common Stock shall vote together as a single class, and not as separate classes.

6.2
In the event that the Holders of the Series A Preferred Stock are required to vote separately as a class, the affirmative vote of holders of a majority of the outstanding shares of Series A Preferred Stock shall be required to approve each such matter to be voted upon, and if any matter is approved by such requisite percentage of holders of Series A Preferred Stock, such matter shall bind all Holders of Series A Preferred Stock.

7.	Conversion Rights.

7.1
Conversion.  Each share of Series A Preferred Stock shall be convertible at the option of the Holder into that number of shares of Common Stock of the Corporation equal to (a) the Stated Value of such share of Series A Preferred Stock divided by (b) an initial per share price of the Common Stock of $0.25 per share (the “Conversion Price”).   A Holder may effect a conversion of its shares of Series A Preferred Stock into shares of Common Stock (the “Conversion Shares”) under this Section 7.1 at any time.

7.2	Conversion Procedures.

(a)
In order to convert any share of Series A Preferred Stock into Common Stock, the holder thereof shall (i) surrender the certificate or certificates for such shares of Series A Preferred Stock, duly endorsed to the Corporation or in blank, to the Corporation at its principal office or at the office of the transfer agent maintained for such purposes, (ii) give written notice to the Corporation at such office that such Holder elects to convert such shares of Series A Preferred Stock, in the same form as Exhibit I (the “Conversion Notice”) and (iii) state in writing therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  Each conversion shall be deemed to have been effected at the close of business on the date on which the Corporation or such transfer agent shall have received such surrendered Series A Preferred Stock certificate(s), and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the record holder or holders of the shares represented thereby on such date (the “Conversion Date”).  No fractional shares or scrip representing fractional shares will be issued upon any conversion, but an adjustment in cash will be made, in respect of any fraction of a share which would otherwise be issuable upon the conversion of the Series A Preferred Stock.

(b)
Upon receipt by the Corporation of copy of a Conversion Notice, as shown in Exhibit I, the Corporation shall (i) as soon as practicable, but in any event within one (1) Trading Day after receipt of such Conversion Notice, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Corporation’s transfer agent, which confirmation shall constitute an instruction to the transfer agent to process such Conversion Notice in accordance with the terms herein. Not later than three (3) Trading Days after any Conversion Date (the “Delivery Date”), the Corporation or its designated transfer agent, as applicable, shall (A) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) provided the transfer agent is participating in The Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system.  If the number of shares of Series A Preferred Stock represented by the Series A Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Series A Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the holder a new Series A Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.  If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the Delivery Date, the Holder shall be entitled by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the Series A Preferred Stock Certificate(s) tendered for conversion, whereupon the Corporation and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 7.2(d) and (e) shall be payable through the date notice of rescission is given to the Corporation.

(c)
The Corporation’s obligations to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action the Corporation may have against the Holder.  In the event the Holder of shares of Series A Preferred Stock shall elect to convert any or all of the outstanding principal amount hereof, the Corporation may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of shares of Series A Preferred Stock shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of the Holder in the amount of 150% of the Stated Value of the shares of Series A Preferred Stock, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.  In the absence of such injunction, the Corporation shall issue Conversion Shares.

(d)
The Corporation understands that a delay in the delivery of the shares of Common Stock upon conversion of Series A Preferred Stock beyond the Delivery Date could result in economic loss to the Holder.  If the Corporation fails to deliver to the Holder such shares via DWAC or a certificate or certificates pursuant to this Section by the Delivery Date, the Corporation shall pay to the Holder, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Stated Value of Series A Preferred Stock to be converted  (based on the Stated Value), $10 per Trading Day (increasing to $20 per Trading Day ten (10) Trading Days after such damages have begun to accrue) for each Trading Day after the Delivery Date until such Common Stock certificate is delivered.  Notwithstanding the foregoing, the Holder shall not be entitled to the damages set forth herein for the delay in the delivery of the shares of Common Stock upon conversion of the Series A Preferred Stock, if such delay is due to causes which are beyond the reasonable control of the Corporation, including, but not limited to, acts of God, acts of civil or military authority, fire, flood, earthquake, hurricane, riot, war, terrorism, sabotage and/or governmental action, provided that the Corporation: (i) gives the Holder prompt notice of each such cause; and (ii) uses reasonable efforts to correct such failure or delay in its performance.  Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver certificates, and the Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to withdraw a Conversion Notice, and upon such withdrawal the Corporation shall only be obligated to pay the liquidated damages accrued in accordance with this Section through the date the Conversion Notice is withdrawn.

(e)
In addition to any other rights available to the Holder, if the Corporation fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Series A Preferred Stock on or before the Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock that the Corporation was required to deliver to the Holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Series A Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations hereunder.  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Corporation shall be required to pay the Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Corporation.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of Series A Preferred Stock as required pursuant to the terms hereof.

7.3	Restrictions on Dilutive Issuances. The Corporation shall be subject to the following restrictions as follows:

(a)
Restrictions on Issuances of Common Stock.  Except with respect to an Exempt Issuance (defined below) the Corporation shall not issue or sell, or in accordance with this Section 7.3(a) be deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), without the prior express written consent of a majority in interest of the Holders, which consent may be granted or withheld at the sole discretion of the Holders.  The prohibitions contained in this Section 7.3(a) shall include the following:

(i)
Issuance of Options.  The Corporation shall not in any manner grant or sell any Options (defined below) where the lowest price per share for which one share of Common Stock issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities (defined below) issuable upon exercise of such Option is less than the Applicable Price, without the prior express written consent of a majority in interest of the Holders, which consent may be granted or withheld at the sole discretion of the Holders.  For purposes of this Section7.3(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option.

(ii)
Issuance of Convertible Securities.  The Corporation shall not in any manner issue or sell any Convertible Securities where the lowest price per share for which one share of Common Stock issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price without the prior express written consent of a majority in interest of the Holders, which consent may be granted or withheld at the sole discretion of the Holders.  For the purposes of this Section 7.3(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security.

(iii)
Change in Option Price or Rate of Conversion.  None of the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock shall change at any time without the prior express written consent of a majority in interest of the Holders, which consent may be granted or withheld at the sole discretion of the Holders.  For purposes of this Section 7.3(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the First Issuance Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.

(iv)
Calculation of Consideration Received.  If any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount paid by the purchaser of such Common Stock, Options, or Convertible Securities, before any commissions, discounts, fees or expenses. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business (including goodwill) of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for non-cash consideration, the consideration received therefore will be deemed to be the fair value of such non-cash consideration as determined in good faith by the Board of Directors of the Corporation.

(v)
Record Date.  If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)
Stock Dividends and Splits.  The Corporation shall not, at any time while any Series A Preferred Stock is outstanding: (i) pay a stock dividend on its Common Stock or otherwise make a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, without the prior express written consent of a majority in interest of the Holders, which consent may be granted or withheld at the sole discretion of the Holders.

(c)
Fundamental Transactions.  At any time while the Series A Preferred Stock is outstanding, there shall not be a Fundamental Transaction (defined below) without the prior express written consent of a majority in interest of the Holders, which consent may be granted or withheld at the sole discretion of the Holders.

(d)
Subsequent Rights Offerings.  The Corporation shall not, at any time while the Series A Preferred Stock is outstanding, issue Options to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the VWAP (defined below) on the record date referenced below, without the prior express written consent of a majority in interest of the Holders, which consent may be granted or withheld at the sole discretion of the Holders.

(e)
Other Events.  No other event shall occur of the type contemplated by the provisions of this Section 7.3 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), without the prior express written consent of a majority in interest of the Holders, which consent may be granted or withheld at the sole discretion of the Holders.

7.4	Intentionally Omitted.

7.5
Reservation of Common Stock.  The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of Series A Preferred Stock, an amount of Common Stock equal to one hundred percent (100%) of the aggregate number of shares of Common Stock then issuable upon the conversion of all shares of Series A Preferred Stock then outstanding, and such shares shall be listed, subject to notice of issuance, on any stock exchange(s) on which outstanding shares of Common Stock may then be listed.

7.6
Payment of Taxes.  The Corporation will pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

7.7	Intentionally Omitted.

7.8
No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Sections 7.1 through 7.7 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

8.	Other Rights.

8.1
Optional Redemption at Election of Holder.  Subject to the provisions of this Section 8.1, upon a Change of Control Transaction and at any time on or before the 90th calendar day following the consummation of such Change of Control Transaction, the Holder may deliver a notice to the Corporation (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its election to require the Corporation to redeem all or a portion of the Holder’s then outstanding shares of Series A Preferred Stock for an amount in cash equal to the Optional Redemption Amount on the 5th Trading Day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date” and such redemption, the “Optional Redemption”). The Optional Redemption Amount is due in full on the Optional Redemption Date. The Holder may rescind the Optional Redemption Notice at any time until the later of (i) the Optional Redemption Date or (ii) the date on which the Optional Redemption Amount is actually paid in full.  The Holder may elect to convert the Series A Preferred Stock prior to actual payment in cash for any redemption under this Section 8.1 by the delivery of a Notice of Conversion to the Corporation. The Corporation covenants and agrees that it will honor all Notices of Conversion tendered from the time of delivery of the Optional Redemption Notice through the date all amounts owing thereon are due and paid in full.  If any portion of the cash payment for an Optional Redemption shall not be paid by the Corporation by the respective due date, interest shall accrue thereon at the rate of 18% per annum (or the maximum rate permitted by applicable law, whichever is less) until the payment of the Optional Redemption Amount plus all amounts owing thereon is paid.

8.2
Purchase Rights.  If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of Series A Preferred Stock (without taking into account any limitations or restrictions on the convertibility of Series A Preferred Stock) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

9.
Mandatory Conversion or Redemption at Maturity.  If any share of Series A Preferred Stock remains outstanding on Maturity Date, then the Corporation shall either, at the option of the Holder: (a) convert each such share at the Conversion Price as of the Maturity Date share without the Holder of such share being required to give a Conversion Notice on such Maturity Date; or (b) redeem each such share of Series A Preferred Stock for an amount in cash equal to its Stated Value plus all accrued and unpaid dividends thereon.

10.
Required Holder Approvals.  So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the Holders of a majority of the then outstanding shares of Series A Preferred Stock: (a) amend the rights, preferences or privileges of the Series A Preferred Stock set forth in this Certificate of Designation, (b), amend or waive any provision of its Certificate of Incorporation in a manner that would alter the rights, preferences or privileges of the Series A Preferred Stock, (c) create any Senior Securities or Pari Passu Securities, or (d) enter into any agreement with respect to the foregoing clauses (a) through (c).

11.
Notice of Corporate Events.  If otherwise permitted pursuant to the terms of the Series A Preferred Stock and the Corporation (a) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation, (b) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any transaction or (c) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall deliver to the Holders a notice describing the material terms and conditions of such transaction, at least 10 calendar days prior to the applicable record or effective date on which Common Stock would need to be owned in order to participate in or vote with respect to such transaction, and the Corporation will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert its Series A Preferred Stock prior to such time so as to participate in or vote with respect to such transaction.

12.
Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights other than those specifically set forth in this  resolution and in the Articles of Incorporation, as amended.

13.
Status of Series A Preferred Stock Reacquired.  Shares of Series A Preferred Stock, which have been issued and reacquired in any manner shall (upon compliance with applicable provisions of the laws of the State of Florida), be deemed to be canceled and have the status of authorized and unissued shares of the class of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

14.
Severability of Provisions.  If any right, preference or limitation of the Series A Preferred Stock set forth in this resolution is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

15.	Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

16.	Certain Definitions. For purposes of this Certificate, the following terms shall have the following meanings:

“Change Of Control” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 45% of the voting securities of the Corporation (other than by means of conversion or exercise of the Securities by the Purchaser), or (ii) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 55% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 55% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a two year period of more than one-half of the members of the Corporation’s board of directors (except as such replacement may be required pursuant to the rules and regulations of a Trading Market) which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (v) the merger or consolidation of the Corporation or any subsidiary of the Corporation in one or a series of related transactions with or into another entity (except in connection with a merger involving the Corporation solely for the purpose, and with the sole effect, of reorganizing the Corporation under the laws of another jurisdiction; provided that the articles of incorporation and bylaws (or similar charter or organizational documents) of the surviving entity are substantively identical to those of the Corporation and do not otherwise adversely impair the rights of the Purchaser), or (vi) the execution by the Corporation of an agreement to which the Corporation  is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (v) above.

“Convertible Securities” means any stock or other securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

“Eligible Market” means, The New York Stock Exchange, Inc., the Nasdaq Capital Market, the Nasdaq Global Market or the American Stock Exchange.

“Exempt Issuance” means issuance of: (1) shares of Common Stock issued upon conversion or exercise of any Options or Convertible Securities that are outstanding on the day immediately preceding the First Issuance Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the First Issuance Date to lower the conversion or exercise price thereof and so long as the number of shares of Common Stock underlying such securities is not otherwise increased; (2) Up to 20,000,000 shares of Common Stock in the aggregate that are issued under the Corporation’s stock option plan (the “SOP”) pursuant to the terms of the SOP in effect on the day immediately preceding the First Issuance Date; (3) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the directors of the Corporation not interested in the transaction, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds; provided that, an issuance of securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities shall not be an Exempt Issuance; and (4) shares of Common Stock issued in a best efforts underwritten public offering in which the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $30,000,000.

 “Fundamental Transaction” means one or more related transactions where, directly or indirectly (i)  the Corporation effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Corporation effects any reorganization, recapitalization, or reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property; (v)  the Corporation consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person; (iv) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Voting Stock of the Corporation.

"First Issuance Date" means the first date that a share of Series A Preferred Stock is issued by the Corporation.

“Optional Redemption Amount” means the sum of (i) 100% of the Stated Value of the shares of Series A Preferred Stock then outstanding, (ii) declared but unpaid dividends and (iii) all liquidated damages and other amounts due in respect of the Series A Preferred Stock.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Person” means an individual, a limited liability corporation, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Trading Day” means any day on which the Common Stock is traded on the principal securities exchange or securities market on which the Common Stock is then traded.

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 22nd  day of June, 2011.

NET TALK.COM, INC.

By:
Name:	Bill Rodriguez
Title:	Chief Financial Officer

EXHIBIT I

NET TALK.COM, INC.

FORM OF CONVERSION NOTICE

Reference is made to the Certificate of Designation Designating the Series A Preferred Stock of Net Talk.com, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $.001 per share (the “Preferred Stock”), of Net Talk.com, Inc., a Florida corporation (the “Corporation”), indicated below into shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Preferred Stock specified below as of the date specified below.

Date to effect conversion:

Number of shares of Preferred Stock owned prior to conversion:

Number of shares of Preferred Stock to be converted:

Stated Value of shares of Preferred Stock to be converted:

Applicable Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Preferred Stock owned subsequent to conversion:

[HOLDER]

By:
Name:
Title: